CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$800,000,000	$92,960

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Pricing Supplement No. 227L, dated November 13, 2014 (To Prospectus dated October 11, 2013 and Prospectus Supplement dated March 14, 2014)	Rule 424(b)(2) File No. 333-191692 CUSIP No. 46623EKB4

JPMORGAN CHASE & CO.

☒	Senior Medium-Term Notes, Series H

Due from Nine Months to Thirty Years from Date of Issue

☐	Subordinated Medium-Term Notes, Series E

Due from Nine Months to Thirty Years from Date of Issue

Principal Amount:	$800,000,000
Issue Price:	100%
Commission or Discount:	$800,000	(0.10%)
Proceeds to Company:	$799,200,000

Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES LLC	$784,000,000
BLAYLOCK ROBERT VAN, LLC	8,000,000
DREXEL HAMILTON LLC	8,000,000

Agents’ Capacity: if as principal	☐ As agent	☒ As principal

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.
☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date: November 18, 2014 (T+3)

Stated Maturity: November 18, 2016

Form: ☒ Book-entry ☐ Certificated

Currency: U.S. Dollars

☐ Fixed Rate Note:	☐% per annum

☒ Floating Rate Note:	CD ☐ Treasury Rate ☐	Commercial Paper Rate ☐ Prime Rate ☐	Reuters LIBOR01 ☒

Interest Payment Dates: Quarterly on the 18th of February, May, August and November, via modified following business day convention, commencing February 18, 2015

Interest Reset Dates: Quarterly on the 18th of February, May, August and November, via modified following business day convention, commencing February 18, 2015

Index Maturity: 3-month LIBOR

Spread (+/-): +45 basis points

Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable    Minimum Interest Rate: Not Applicable

Optional Redemption: Yes ☐  No ☒

Other:

For purposes of this pricing supplement, a “business day” is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

Validity of the Notes:

Simpson Thacher & Bartlett LLP, as counsel to the Company, has provided the following opinion to the Company: The notes offered by this pricing supplement have been duly authorized, and when issued by the Company, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Master Agency Agreement, the notes offered by this pricing supplement will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. Capitalized terms used but not defined in this paragraph shall have the meanings ascribed thereto in the opinion letter of such counsel dated March 14, 2014, which has been included as an exhibit to a Current Report on Form 8-K of the Company filed on March 14, 2014. The opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. The opinion also assumes that the Indenture is the valid and legally binding obligation of the Trustee and is subject to customary assumptions as set forth in such opinion letter. Such counsel does not express any opinion concerning any law other than the law of the State of New York and the Delaware General Corporation Law.